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                                                                EXHIBIT 23.4



               [AIRCRAFT INFORMATION SERVICES, INC. LETTERHEAD]


                                 May 16, 1997



GPA Group plc
4th Floor
GPA House
Shannon
Co. Clare, Ireland

Re:     Registration Statement on Form S-3 of America West Airlines, Inc.

Ladies and Gentlemen:

We consent to the reference to our name in the text under the heading "Prospectus Summary - Equipment Notes and the Aircraft", "Risk Factors -
Factors Relating to the Certificates and the Offering - Appraisals and Realizable Value of the Aircraft". "Description of the Aircraft and the Appraisals - Appraised Value", "Experts" and "Appendix II - Aircraft Appraisals" of the above-captioned Registration Statement and to the text under such headings of the report prepared by us with respect to the Aircraft referred to therein.

Sincerely,


/s/ FRED BEARDEN
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Fred Bearden
President
Aircraft Information Services, Inc.